Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

     There is no parent of the Company. The following is a listing of the significant subsidiaries of the Company, or if indented, subsidiaries of the Company under which they are listed:

JURISDICTION OF
ORGANIZATION

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